December 15, 2023

HW Opportunities MP Fund 601 South Figueroa Street, 39th Floor Los Angeles, California 90017
HW Opportunities MP Fund 615 East Michigan Street Milwaukee, Wisconsin 53202

Re:    Reorganization of HW Opportunities MP Fund into HW Opportunities MP Fund
Ladies and Gentlemen:
You have requested our opinion regarding certain federal income tax consequences of the reorganization (the “Reorganization”) of HW Opportunities MP Fund (the “Predecessor Fund”), a series of Series Portfolio Trust, a Delaware statutory trust (the “Predecessor Trust”), and HW Opportunities MP Fund (the “Successor Fund”), a series of Hotchkis and Wiley Funds, a Delaware statutory trust (the “Successor Trust”). The Predecessor Fund and the Successor Fund are each referred to herein as a “Fund,” and collectively, as the “Funds.”
The Reorganization will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of November 9, 2023 entered into by the Predecessor Trust, on behalf of the Predecessor Fund, the Successor Trust, on behalf of the Successor Fund, and for purposes of Sections 1.10 and 9.1 thereof only, Hotchkis & Wiley Capital Management, LLC (the “Plan”). The Reorganization contemplates the transfer of all the assets of the Predecessor Fund to the Successor Fund solely in exchange for voting shares of beneficial interest, par value $0.001 per share, of the Successor Fund (“New Shares”), which will represent all the issued and outstanding shares of the Successor Fund, and the assumption by the Successor Fund of all the liabilities of the Predecessor Fund. As part of the Reorganization, the Predecessor Fund will immediately thereafter distribute pro rata to its shareholders of record all the New Shares so received in complete liquidation of the Predecessor Fund, and the Predecessor Fund promptly thereafter will be terminated under applicable state law.
In rendering this opinion, we have examined the Plan and have reviewed and relied upon representations made to us by duly authorized officers of the Predecessor Trust, on behalf of itself and the Predecessor Fund, and the Successor Trust, on behalf of itself and the Successor Fund, in letters dated December 15, 2023 (collectively, the “Representation Letters”). We have also examined such other agreements, documents, corporate records and other materials as we have deemed necessary in order for us to render the opinions referred to in this letter. In such review and examination, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

HW Opportunities MP Fund
HW Opportunities MP Fund
December 15, 2023

Our opinion is based, in part, on the assumptions that (i) the Reorganization described herein will occur in accordance with the terms of the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved) and the facts and representations set forth or referred to in this letter, and that such facts and representations, as well as the facts and representations set forth in the Plan, are true, correct and complete as of the date hereof and will be true, correct and complete as of the date and time of the Closing (as defined in the Plan) (the “Effective Time”), (ii) any representation set forth in the Representation Letters qualified by knowledge, intention, belief, disclaimer of responsibility or any similar qualification is, and will be as of the Effective Time, true, correct and complete without such qualification, and (iii) the Successor Fund will be treated as a corporation for federal income tax purposes effective as of the Closing. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.
For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion that for federal income tax purposes:
1.The transfer by the Predecessor Fund of all its assets to the Successor Fund solely in exchange for New Shares and the assumption by the Successor Fund of all the liabilities of the Predecessor Fund, immediately followed by the pro rata distribution of all the New Shares so received by the Predecessor Fund to the Predecessor Fund’s shareholders of record in complete liquidation of the Predecessor Fund and the termination of the Predecessor Fund promptly thereafter, will constitute a “reorganization” within the meaning of section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Successor Fund and the Predecessor Fund will each be a “party to a reorganization,” within the meaning of section 368(b) of the Code, with respect to the Reorganization.
2.No gain or loss will be recognized by the Successor Fund upon the receipt of all the assets of the Predecessor Fund solely in exchange for New Shares and the assumption by the Successor Fund of all the liabilities of the Predecessor Fund. (Section 1032(a) of the Code).
3.No gain or loss will be recognized by the Predecessor Fund upon the transfer of all its assets to the Successor Fund solely in exchange for New Shares and the assumption by the Successor Fund of all the liabilities of the Predecessor Fund or upon the distribution (whether actual or constructive) of the New Shares so received to the Predecessor Fund’s shareholders solely in exchange for such shareholders’ shares of the Predecessor Fund in complete liquidation of the Predecessor Fund. (Sections 361(a) and (c) and 357(a) of the Code).
4.No gain or loss will be recognized by the Predecessor Fund’s shareholders upon the exchange, pursuant to the Plan, of all their shares of the Predecessor Fund solely for New Shares. (Section 354(a) of the Code).
5.The aggregate basis of the New Shares received by each Predecessor Fund shareholder pursuant to the Plan will be the same as the aggregate basis of the Predecessor Fund shares exchanged therefor by such shareholder. (Section 358(a)(1) of the Code).
6.The holding period of the New Shares received by each Predecessor Fund shareholder in the Reorganization will include the period during which the shares of the Predecessor Fund exchanged therefor were held by such shareholder, provided such Predecessor Fund shares were held by such shareholder as capital assets at the Effective Time. (Section 1223(1) of the Code).

HW Opportunities MP Fund
HW Opportunities MP Fund
December 15, 2023

7.The basis of the assets of the Predecessor Fund received by the Successor Fund will be the same as the basis of such assets in the hands of the Predecessor Fund immediately before the Effective Time. (Section 362(b) of the Code).
8.The holding period of the assets of the Predecessor Fund received by the Successor Fund will include the period during which such assets were held by the Predecessor Fund. (Section 1223(2) of the Code).
Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on (i) the Predecessor Fund, the Successor Fund or any Predecessor Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code) as to which any gain or loss is required to be recognized under federal income tax principles (a) at the end of a taxable year or upon the termination thereof, or (b) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code and (ii) under the alternative minimum tax imposed under section 55 of the Code on any direct or indirect shareholder of the Predecessor Fund that is a corporation.
FACTS
Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.
The Predecessor Trust has been registered and operated, since it commenced operations, as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). The Predecessor Fund is a separate series of the Predecessor Trust that is treated for federal income tax purposes as a separate corporation pursuant to section 851(g) of the Code. The Predecessor Fund has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Reorganization occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Reorganization occurs. All the outstanding shares of the Predecessor Fund are treated as equity for federal income tax purposes.
The Successor Trust has been registered and operated, since it commenced operations, as an open-end management investment company under the 1940 Act. The Successor Fund is a newly created separate series of the Successor Trust that is treated for federal income tax purposes as a separate corporation pursuant to section 851(g) of the Code. The Successor Fund was newly formed for the purpose of engaging in the Reorganization. Prior to the Effective Time, the Successor Fund will not conduct any business, except as required to consummate the Reorganization. The only outstanding shares of the Successor Fund prior to the Effective Time will consist of a single share issued to the sole shareholder of the Successor Fund to permit the sole shareholder to approve certain items related to the organization of the Successor Fund (the “Initial Share”). Such Initial Share will be redeemed and cancelled prior the Effective Time. Prior to the Effective Time, the Successor Fund will not have, and will not have had, any assets other than the consideration received for the Initial Share, which will be paid to the sole shareholder in redemption of the Initial Share prior to the Effective Time. The Successor Fund will be taxed (including without limitation through the filing of such elections as are necessary to be so treated) as a regulated investment company under section 851 of the Code and will qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including, without limitation, the taxable year that includes the Closing Date. All New Shares issued in the Reorganization will be treated as equity for federal income tax purposes.

HW Opportunities MP Fund
HW Opportunities MP Fund
December 15, 2023

Upon satisfaction of certain terms and conditions set forth in the Plan at or before the Effective Time, the Successor Fund will acquire all the assets of the Predecessor Fund solely in exchange for New Shares and the assumption by the Successor Fund of all the liabilities of the Predecessor Fund. Immediately thereafter, the Predecessor Fund will distribute pro rata to its shareholders of record all the New Shares so received in complete liquidation of the Predecessor Fund, and promptly thereafter, the Predecessor Fund will be terminated under applicable state law. The assets of the Predecessor Fund to be acquired by the Successor Fund will consist of all the assets of the Predecessor Fund, including, without limitation, all rights, cash, securities, commodities, interests in futures, forwards, swaps and other financial instruments, claims (whether absolute or contingent, known or unknown), receivables (including dividends, interest, principal, subscriptions and other receivables), goodwill and other intangible property, contractual rights and choses in action, all books and records belonging to the Predecessor Fund and all other assets and any deferred or prepaid expenses shown as an asset on the Predecessor Fund’s books as of the Closing, and all interests, rights, privileges and powers. Immediately after the distribution of the New Shares by the Predecessor Fund, (i) the former shareholders of the Predecessor Fund will own all the issued and outstanding shares of the Successor Fund and will own such shares solely by reason of their ownership of shares of the Predecessor Fund immediately prior to the Effective Time and (ii) the Successor Fund will own all the assets that had been held by the Predecessor Fund immediately prior to the Effective Time, and such assets shall be subject to all the liabilities of the Predecessor Fund as existed immediately prior to the Effective Time.
The purpose and effect of the Reorganization is to change the form of organization of the Predecessor Fund from that of a separate portfolio of the Predecessor Trust to that of a separate portfolio of the Successor Trust. The Successor Fund will continue the investment company business of the Predecessor Fund in a substantially unchanged manner. The Successor Fund’s investment objective will be identical to the investment objective of the Predecessor Fund and the Successor Fund’s principal investment strategies will be substantially similar to the principal investment strategies of the Predecessor Fund. The Successor Fund will not dispose of any assets received from the Predecessor Fund except in the ordinary course of its business as an investment company.
In approving the Reorganization, the Board of Trustees of the Predecessor Trust and the Board of Trustees of the Successor Trust (each a “Board”) determined that the Plan and the transactions contemplated thereunder are in the best interests of its respective Fund and the Board of the Predecessor Trust determined that the interests of the shareholders of the Predecessor Fund will not be diluted as a result of the Reorganization. In making such determinations, the Boards considered a number of factors as set forth under the heading “Target Fund Board Considerations in Approving the Reorganization” in the Proxy Statement/Prospectus dated November 9, 2023 relating to the Registration Statement (as defined below).

HW Opportunities MP Fund
HW Opportunities MP Fund
December 15, 2023

CONCLUSION
Based on the foregoing, it is our opinion (subject to the conditions and limitations set forth above) that the transfer of all the assets of the Predecessor Fund to the Successor Fund, pursuant to the Plan, solely in exchange for New Shares and the assumption by the Successor Fund of all the liabilities of the Predecessor Fund followed by the complete liquidation of the Predecessor Fund immediately thereafter and the termination of the Predecessor Fund promptly thereafter will qualify as a reorganization under section 368(a)(1)(F) of the Code.
The opinions set forth above (subject to the conditions and limitations set forth above) with respect to (i) the nonrecognition of gain or loss by the Predecessor Fund and the Successor Fund, (ii) the basis and holding period of the assets received by the Successor Fund, (iii) the nonrecognition of gain or loss by the Predecessor Fund’s shareholders upon the receipt of the New Shares, and (iv) the basis and holding period of the New Shares received by the Predecessor Fund’s shareholders follow as a matter of law from the opinion that the transfers under the Plan will qualify as a reorganization under section 368(a)(1)(F) of the Code.
The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.
Our opinion is limited to those federal income tax issues specifically considered herein. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.
This opinion is furnished to each Fund solely for its benefit in connection with the Reorganization and is not to be relied upon, for any other purpose, in whole or in part, without our express prior written consent. Shareholders of the Predecessor Fund may rely on this opinion, it being understood that we are not establishing any attorney-client relationship with any shareholder of either Fund. This letter is not to be relied upon for the benefit of any other person.

HW Opportunities MP Fund
HW Opportunities MP Fund
December 15, 2023

We hereby consent to the filing of a form of this opinion as an exhibit to the Registration Statement on Form N-14 (File No. 333-274907) relating to the Reorganization filed by the Successor Trust with the Securities and Exchange Commission (the “Registration Statement”), to the discussion of this opinion in the Proxy Statement/Prospectus dated November 9, 2023 relating to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Vedder Price P.C. VEDDER PRICE P.C.